EXHIBIT 10.33
TIFFANY & CO.
200 FIFTH AVENUE
NEW YORK, NEW YORK 10010
212 230 5331

VICTORIA BERGER-GROSS
SENIOR VICE PRESIDENT
GLOBAL HUMAN RESOURCES

March 7, 2014

Mr. Ralph Nicoletti
c/o Korn Ferry International

Via e-mail

Dear Ralph,

We are pleased to extend you an offer to join Tiffany and Company, a New York corporation (“Tiffany” or the “Company”) and to confirm the terms of your employment in this letter. Tiffany is a wholly-owned subsidiary of Tiffany & Co., a Delaware corporation (NYSE: TIF) (“Parent”). If you accept this offer, subject to its terms, you will be employed by Tiffany and you will be an executive officer of both Tiffany and Parent. For more information about our executive compensation program you should read Parent’s Proxy Statement dated April 5, 2013 (the “Proxy Statement”). You should assume that all compensation discussed below, including equity compensation, is subject to withholding for state and federal taxes and for other deductions pursuant to our benefit plans.

Title and Department:	Executive Vice President – Chief Financial Officer

Current Reporting:	Michael J. Kowalski, Chief Executive Officer

Commencement Date:
as soon as possible, but no later than March 19, 2014. If you fail to commence employment by that date, this offer shall be deemed of no force or effect. The term “Commencement Date” refers to the date you actually begin employment with Tiffany.

Salary:	Annual gross salary of $750,000.

Annual Incentive Award:
Provided you execute a written agreement in a form approved by the Compensation Committee of the Parent’s Board of Directors (“the Committee”)(see Exhibit A for the fiscal 2013 Incentive Award Agreement, for your reference), you will be eligible to receive an annual incentive award under the 2005 Employee Incentive Plan. Your target annual incentive award is 70% of your gross annual salary. Annual incentive awards will be made, if at all, on the basis of fiscal year performance (February through January); Annual incentive awards, if made, are paid in April of the following fiscal year (i.e. April 2015 payment of fiscal 2014 annual incentive award, if any). For fiscal 2015 and beyond, the guidelines for payment of annual incentive awards can be changed at the discretion of the Committee.

Your eligibility for an annual incentive award in respect of the fiscal year ending January 31, 2015 (“fiscal 2014”) will be prorated for your actual period of service during the fiscal year. No annual incentive award will be paid in respect of fiscal 2014 unless the Company attains net earnings equal to a threshold target, such threshold target to be established by the Committee at its meeting scheduled for March 19, 2014 (the “March Meeting”). If such threshold target is met, the annual incentive award will be paid out for fiscal 2014, based, in part, on the degree of achievement of the annual profit plan set by the Committee at the March Meeting (the “corporate portion”), and, in part, on individual performance factors (the “individual portion”), such factors to be determined at the March Meeting. By way of example, for fiscal 2013, the individual portion was based on the following factors: strategic thinking, leadership, including the development of effective management teams and employee talent; demonstrated adherence to the Company’s Standards of Business Conduct – Worldwide; financial metrics relevant to specific areas of responsibility; and specific objectives set for each executive officer.
Long Term

Incentive Award:
Under its current practice, the Committee grants long term equity incentives to continuing members of senior management at the regularly scheduled Board Meeting held in January of each year. Under our current practice, the total grant date value of each year’s grant of equity incentives is based on a percentage of salary. 200% of base salary has been established as the target for you. The Committee awards performance-based restricted stock units that vest, if at all, after a three-year performance period and stock options which vest 25% per year of employment. The ratio of grant date value between options and restricted stock has, under current practice, been 50/50.

The Committee retains discretion to make changes to all long term incentive award programs at any time.

For fiscal 2014, the Committee will grant long term equity incentives to you as follows:

Performance-Based Restricted Stock Unit Grant. At the March Meeting, the Committee will grant to you of performance-based restricted stock units convertible into shares of Common Stock for the three-year performance period ending January 31, 2017 (the “2017 Performance Period”), having the total grant date value of $750,000, and which shall otherwise be subject to the same terms as those granted to other executive officers of Employer for the 2017 Performance Period (the “2017 LTIP”). The number of shares of Common Stock underlying the 2017 LTIP shall be determined by dividing the grant value of the shares of Common Stock by the Grant Date Market Price. The grant of performance-based restricted stock units described herein shall be subject to the terms attached as Exhibit B.

Time Vested Option Grant – 4 year vesting. At the March Meeting, the Compensation Committee will approve a grant to you of a stock option award to purchase shares of the Common Stock. The per-share value of the shares of Common Stock subject to the stock option award shall be determined by the Black-Scholes pricing model; on this basis the total grant date value of the shares of Common Stock underlying the stock option award shall be equal to $750,000. The “strike price” (option exercise price) will be the grant date Market Price. The stock option award shall be granted pursuant to the terms attached as Exhibit C.
“Grant Date Market Price” means a per share value of the Common Stock determined by the Corporate Secretary of Parent as the higher of (i) the simple arithmetic mean of the high and low sale price of such stock on the New York Stock Exchange on the grant date or (ii) the closing price on such Exchange on the grant date.
Special Sign-on
Time-Vested Restricted

Stock Unit Grant:
At the March Meeting the Committee will grant to you, as a one-time sign-on award, restricted stock units (the “Units”) which will convert on maturity on a one-to-one basis into shares of Parent’s Common Stock. The Units shall have an aggregate value of $1,500,000, based on the Grant Date Market Value. The Units will be scheduled to mature on the third anniversary of the grant date (three-year cliff vesting). No Units will mature unless you remain employed with Tiffany on the third anniversary of the grant date. The Units will be subject to terms attached as Exhibit D.

Retention Agreement:	Please refer to page PS-38 of the Proxy Statement for a discussion of our current practice of entering into Retention Agreements with executive officers.

Share Ownership Policy:	As an executive officer of Parent you will be subject to the Share Ownership Policy adopted by the Board and attached as Exhibit E.

Non-Competition/Confidentiality:	As an executive officer you will be required to sign and comply with the Non-Competition and Confidentiality Covenants attached as Exhibit F.

Conditions:
This is a conditional offer and is based upon your successful completion of the following background investigations: employment and professional references, credit check, drug screen (for current use of illegal or unauthorized drugs), criminal conviction check, social security trace, education verification, if applicable, and driver’s license history, if applicable. This offer is also contingent on your successful completion of a Conflict of Interest questionnaire (attached as Exhibit G) and your written representation that you are not contractually obligated to any other employer, or subject to any covenants against competition or similar covenants that would affect the performance of your employment with Tiffany.

Employment-at-will:
Your employment is “At Will.” At Will employment means that you can quit at any time, with or without notice. At Will employment means that Tiffany can end your employment at any time, with or without notice, for any legal reason or for no reason.

Relocation:	Relocation benefits will be provided to you as described in Exhibit H.

Clawback Policy:	As an executive officer of Parent you will be subject to the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers attached as Exhibit G.

Benefits:
We offer a broad range of benefits and amenities for you and your eligible dependents, including domestic partners. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Health benefits include medical, dental, vision care and prescription drug. Retirement benefits include a 401(k) plan with an employer match, a defined contribution retirement benefit and a defined contribution excess benefit (for earnings above statutory limits if applicable).

In addition to those programs you will be eligible to participate in a deferred compensation plan which provides tax deferred savings for additional retirement income or for planning for future expenses (e.g. dependent college tuition).

We also offer sick days (for your care and that of your family members) and short- and long- term disability including executive long-term disability. Survivor protection benefits include accidental death & dismemberment insurance, business travel accident insurance. Group Supplemental Term Life Insurance, such as is offered to regular full time employees, may be purchased at your own expense. Health and dependent care spending accounts, long term care, adoption assistance, medical, family and bereavement leave, transportation assistance, education assistance, employee assistance program, health and fitness program reimbursement, milestone and service recognition programs, employee giving program and a generous employee discount are also offered. You will be eligible to participate in these various benefit programs subject to the terms by which all such benefits are provided to Tiffany's regular full time employees and this letter will not afford you additional rights.

Vacation Days:	You will be eligible for five workweeks of vacation per fiscal year (February 1 to January 31). You will accrue one twelfth of your annual vacation at the end of each completed month of service (i.e., 1.66 days per month). If you wish to take vacation in excess of the amount you have earned so far in the year, after six months of service, the time can be taken and then offset by future accruals. You will be eligible for two weeks of vacation during your first six months of employment during fiscal year 2014. All vacation requests are subject to management approval as outlined in the vacation policy or by departmental procedures.

Personal Days:	You will be eligible for two personal days per fiscal year. In your first year of employment, you will be immediately entitled to one personal day.

Life Insurance:	You acknowledge that you have waived participation in the life insurance program available to executive officers.
This letter sets forth our entire offer, superseding all prior oral and written offers.

Ralph, we are delighted that you have decided to join Tiffany and look forward to welcoming you soon.

Sincerely,

/s/ Victoria Berger-Gross

Victoria Berger-Gross
Senior Vice President
Global Human Resources

Cc: Michael J. Kowalski, Chief Executive Officer

Exhibit A:    Fiscal 2013 Incentive Award Agreement
Exhibit B:    Performance-Based Restricted Stock Unit Terms
Exhibit C:    Stock Option Terms
Exhibit D:    Time-Vesting Restricted Stock Unit Terms
Exhibit E:    Share Ownership Policy
Exhibit F:    Non-Competition and Confidentiality Covenants
Exhibit G:    Conflict of Interest Questionnaire
Exhibit H:    Relocation Benefits
Exhibit I:    Clawback Policy

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